UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/06/2007

Nautilus, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31321

Washington	94-3002667
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

16400 SE Nautilus, Dr.
Vancouver, WA 98683
(Address of principal executive offices, including zip code)

(360) 859-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 1, 2007, Nautilus, Inc. entered into purchase option agreements to acquire substantially all of the assets of its manufacturing partner, Land America Health and Fitness Co., LTD, an enterprise organized under the laws of the Peoples Republic of China, and a related trading company, Treuriver Investments Limited, an enterprise organized under the laws of the British Virgin Islands. Nautilus is paying a non-refundable six million dollar option fee that will be applied to the purchase price if the option is exercised and the asset purchase is completed. The purchase options are exercisable through June 30, 2007 to allow Nautilus time to complete necessary due diligence. The purchase option agreements also provide for rebates on products purchased from the sellers for the period of January 1, 2006 to June, 30, 2007, which will continue through December 31, 2007 upon exercise of the purchase option. The total purchase price for the assets is approximately $72 million in cash and stock, adjusted for the amounts of fixed assets and inventory held on the closing date, with an anticipated closing date of December 31, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nautilus, Inc.

Date: February 06, 2007	By:	/s/ William D. Meadowcroft
William D. Meadowcroft
Chief Financial Officer, Secretary and Treasurer